                                                                   Exhibit 10.11

                           SOFTWARE LICENSE AGREEMENT

This SOFTWARE LICENSE AGREEMENT (the "Agreement") is dated as of the _12th day of _December, 2003 ("Effective Date") and is made by and between ALLTEL COMMUNICATIONS, INC., a Delaware corporation, located at One Allied Drive, Little Rock, Arkansas 72211, USA ("ALLTEL") and Dwango North America, Inc., a Texas corporation whose principal place of business is located at 5847 San Felipe St., Suite 2825, Houston, Texas 77057-3000 ("Developer").

Capitalized terms used herein shall have the same meaning ascribed to them in the BREW Developer Agreement between QUALCOMM and the Developer.

     1.   License Grant.

               1.1 Grant of License to BREW Software. Developer hereby grants to ALLTEL a fully paid-up, royalty free, within the United States, Canada and Mexico, assignable, non-exclusive, right and license for the term of the Agreement to: (i) to reproduce and include each BREW Application and related documentation developed by Developer in the Carrier Catalog in object code format only; (ii) to distribute through multiple tiers of distribution to ALLTEL's end user subscribers ("End Users") an unlimited number of copies of such BREW Applications in object code form only and all related documentation and (iii) use and reproduce all logos, marks, screen shots, literature, demonstration programs and other related items. With respect to each BREW Application, the foregoing license shall commence on the date the BREW Applications is downloaded into the ALLTEL Catalog and will terminate on the earlier of (a) the date the BREW Application is removed from the ALLTEL Catalog, or (b) the date of termination of this ALLTEL License Agreement. Any such termination shall not terminate an End User's right to continue to use a BREW Application downloaded by the End User prior to such termination.

               1.2 License Restrictions. Except to the extent permitted by this Agreement or by applicable law, ALLTEL agrees (i) it will not otherwise distribute BREW Applications; (ii) it will not modify, reverse assemble, decompile or reverse engineer a BREW Application, and (iii) it will not remove, efface or obscure any copyright notices, logos or other proprietary notices or legends included in a BREW Application.

     2.   Removal of a BREW Application from the Carrier Catalog.

               2.1 Developer's Requested Removal of a BREW Application from the Carrier Catalog. Developer shall provide ALLTEL thirty (30) days prior written notice that Developer desires to remove a BREW Application from the Carrier Catalog. Developer acknowledges and agrees that ALLTEL's removal of any BREW Application from the Carrier Catalog does not terminate the rights or licenses of End Users who obtained such BREW Application from ALLTEL prior to the date of removal.

               2.2 ALLTEL's Removal of a BREW Application from the Carrier Catalog. ALLTEL may remove a BREW Application from the Carrier Catalog at any time and for any reason in the ALLTEL's sole discretion. Developer acknowledges and agrees that ALLTEL's removal of any BREW Application from the Carrier Catalog does not terminate the rights or licenses of End Users who obtained such BREW Application from ALLTEL prior to the date of removal.

               2.3 Developers Refund for Applications. In the event that ALLTEL or Developer removes a BREW Application or Extension for any reason from an End User, Developer will be responsible for refunding its revenues associated with that BREW Application or Extension to Qualcomm.

     3.   BREW Extensions. For purposes of Section 1 (License Grant) and
Section 2 (Removal of BREW Applications from the Carrier Catalog) the term "BREW Application" includes any BREW Extensions used, accessed or called by a BREW Application.

     4.   The DAP.

               4.1 DAP Negotiation. Developer and ALLTEL may choose, from time to time, to discuss and negotiate a DAP for a particular BREW Application that will apply only to ALLTEL. If Developer and ALLTEL agree to an alternate DAP for a BREW Application, Developer will submit an alternate Pricing Template for the BREW Application. ALLTEL shall have the right in its sole discretion to charge any price to the End-Users so long as the Developer and QUALCOMM receive the proportionate share of the DAP.

               4.2 No Fees. No payments shall be made by either Developer or ALLTEL to the other under this Agreement, or for any use or development of BREW Applications. Developer shall look solely to QUALCOMM for payment for the applications licensed under this Agreement. Developer shall not charge ALLTEL any fees for those BREW Applications which are utilized by ALLTEL employees solely for sales and demonstration purposes (not to exceed 3,000 ALLTEL employees in any calendar month, unless otherwise agreed to by the parties in writing).

               4.3 Co-op Advertising. Developer agrees to pay for advertising, placement fees and any other such fees, as mutually agreed. Such advertising-related payments shall be made by Developer directly to ALLTEL. Developer will be solely responsible for all fees, including layout, printing, shipping, etc. for other advertising materials, such as literature and training materials. Such advertising materials shall meet ALLTEL's reasonable specification, which ALLTEL may change from time-to-time. In no event shall ALLTEL obligated to display such literature without ALLTEL's prior written consent.

     5. Ownership. Subject to the licenses granted in this Agreement and the End User License Agreement, Developer and its licensors are and will remain the owner of all right, title and interest in and to each BREW Application and BREW Extension, including all intellectual property therein.

     6.   Representations and Warranties.

               6.1 No Viruses. Developer represents and warrants to ALLTEL that each BREW Application developed by Developer will be free from (i) viruses and code that disrupts, disables, harms, erases the memory of, or otherwise impedes the operation, features or functions of any software, firmware, hardware, wireless device, computer system or network, or (ii) code that would permit Developer or any third party to access the BREW Application to cause the disablement or impairment of the BREW Application or a BREW Device. In the event of a breach of the foregoing warranty, Developer will be liable and responsible for all actual losses, costs, expenses and damages, including, without limitation, the cost of recalling BREW Devices.

               6.2 BREW Application Warranty. Each BREW Application will be deemed accepted by ALLTEL at the time it is downloaded by the ALLTEL from QUALCOMM. Developer warrants and represents: (1) that the BREW Application shall conform in all respects with the requirements of this Agreement; (2) Developer has the legal right to grant ALLTEL the rights and interests in this Agreement and that the BREW Application is free from any claim of infringement or other intellectual property related claim by any third party, and further agrees that it shall defend, indemnify and hold ALLTEL and its End-Users harmless from any third party infringement claims relating to the BREW Application in accordance with Section 8.1 herein. Developer also warrants that it has full power, and rights to and in, the associated marks and names of the BREW Application; (3) that BREW Application shall be free from defects, including any latent defects, in material, engineering and workmanship which arise under proper and normal use; (4) that if the BREW Application contains any authorization codes ("keys") embedded therein, Developer agrees that these codes, upon expiration, will not result in the disruption of ALLTEL's or End-User's authorized use of the BREW Application. These codes, if any, will only be "soft stop" in nature (i.e.: display warning messages); (5) that the BREW Application as licensed hereunder does not contain any computer viruses;
(6) that the BREW Application does not contain any timer, clock, or other code which could cause it to cease functioning unless the existence of such code is disclosed by Developer; (7) that BREW Application and any related services performed by Developer shall comply with all laws and regulations relating to the BREW Application or services; (8) any enhancement, fixes, repairs, upgrades, patches or other services related to the BREW Application licensed hereunder will comply with the warranties set forth in this Section 6.2; (9) that at the time of signing this Agreement, Developer is not aware of any claims against Developer regarding the BREW Application; (10) all services provided to carrier by Developer shall be provided in a professional and workmanlike manner; and
(11) the BREW Application shall perform in accordance with all written descriptions and documentation provided by or authored by Developer, including written representations made by Developer to ALLTEL. Developer warrants to ALLTEL, during the term of this Agreement or any renewal thereof that after ALLTEL downloads a copy of a BREW Application from QUALCOMM, that the BREW Application will perform substantially in accordance with the applicable documentation. In the event of a breach of this warranty, ALLTEL must provide written notice to Developer within the warranty period and Developer will, after receipt of such notice (i) repair the BREW Application, (ii) replace the BREW Application with a BREW Application which conforms to the foregoing warranty, or
(iii) terminate this Agreement with respect to the BREW Application. Developer does not warrant that the operation of a BREW Application will be uninterrupted or error free.

               6.3 Warranty Remedies. Developer will provide the following warranty remedies provided ALLTEL notifies Developer during the specified warranty period, of any non-conformance to the above warranties.

               (i) Developer shall first attempt to promptly repair, remedy or replace defective BREW Application so that they function in accordance with the documentation as provided by Developer.

               (ii) If, after reasonable attempts, Developer is unable to otherwise repair, remedy, or replace any such BREW Application under Section 6.3(c) (i), then Developer shall promptly refund the full purchase price. In the event that ALLTEL exercises any remedy for any breach of warranty, ALLTEL shall not be precluded from seeking any and all remedies available to ALLTEL at law or in equity.

     7. DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT, NEITHER DEVELOPER, ITS LICENSORS NOR ALLTEL MAKE ANY OTHER WARRANTIES, EXPRESS OR IMPLIED. EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTIBILITY, FITNESS FOR A PARTICULAR.

     8.   Indemnification.

               8.1 Indemnification. Developer hereby agrees to defend, indemnify and hold harmless ALLTEL and its End Users (each, an "Indemnified Party") against any and all claims, demands, causes of action, damages, costs, expenses, penalties, losses and liabilities (whether under a theory of negligence, strict liability, contract or otherwise) incurred by an Indemnified Party (including reasonable attorney fees) arising out of, resulting from or related to (i) a breach of any representation or warranty under this Agreement or (ii) any authorized use, reproduction or distribution of a BREW Application or BREW Application documentation developed by Developer which causes an infringement of any patent, copyright, trademark, trade secret, or other property rights of any third parties arising in any jurisdiction throughout the world. ALLTEL agrees to provide Developer with written notice of any third party claim subject to indemnification, allowing Developer to have sole control of the defense of such claim and any resulting disposition or settlement of such claim; provided, however that the ALLTEL may participate in the defense of a claim on an equal basis at its own expense. Any disposition or settlement that imposes any liability on or affects the rights of ALLTEL will require the ALLTEL's prior written consent.

               8.2 Remedies. If Developer determines that a BREW Application becomes, or is likely to become, the subject of an infringement claim or action, Developer shall: (i) first attempt to procure, at no cost to ALLTEL, the right to continue distributing such BREW Application, or portion thereof, as applicable; (ii) then second if 8.2(i) is not possible after Developer has exerted commercially reasonable efforts, then Developer shall replace or modify the BREW Application, or portion therefor, as applicable to render it non-infringing, provided there is no material loss of functionality; or (iii) after Developer has exerted commercially reasonable efforts and neither 8.2(i) nor 8.2(ii) above are not commercially feasible, (a) ALLTEL shall immediately remove the BREW Application from the Carrier Catalog upon Developer's written request; and (b) Developer may terminate this Agreement for such BREW Application.

     9.   Liability Limitations.

               9.1 EXECPT FOR THE DEVELOPERS INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 8, ABOVE, EITHER PARTY'S LIABILITY FOR ANY CLAIM OR CAUSE OF ACTION WHETHER BASED IN CONTRACT, TORT OR OTHERWISE WHICH ARISES UNDER OR IS RELATED TO THIS AGREEMENT SHALL BE LIMITED TO SUCH PARTY'S DIRECT OUT-OF-POCKET DAMAGES, ACTUALLY INCURRED, WHICH UNDER NO CIRCUMSTANCES SHALL EXCEED, IN THE AGGREGATE, THE AMOUNT OF SUCH PARTY'S SHARE OF THE DAP UNDER THIS AGREEMENT.

               9.2 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER OR THE CLAIMS OR EXECPT FOR THE DEVELOPERS INDEMNIFICATION OBLIGATIONS SET FORTH IN
SECTION 8, ABOVE, OR DEMANDS MADE BY ANY THIRD PARTIES, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     10.  Term and Termination.

               10.1 Term. This Agreement will become in effect on the date ALLTEL downloads a BREW Application developed by Developer from the BREW Catalog and will remain in effect until terminated as provided in this Agreement.

               10.2 Termination. Either Party may terminate this Agreement, with or without cause, upon thirty (30) days prior written notice to the other Party. Upon termination of this Agreement, ALLTEL agrees (i) to remove from the Carrier Catalog all BREW Applications developed by Developer; and (ii) to cease permitting End Users (or any other person) from downloading BREW Applications from the Carrier Catalog. Developer acknowledges and agrees that the termination of this Agreement does not terminate the rights or licenses of End Users who obtained a BREW Application from ALLTEL prior to the date of termination of this Agreement.

               10.3 Survival. Upon any termination or expiration of this Agreement, the following provisions will survive any such termination or expiration: Sections titled ("Ownership"), ("Indemnification"), ("Liability Limitations"), ("Term and Termination"), and ("General").

     11.  General.

               11.1 Relationship of Parties. Developer and ALLTEL are independent contractors and this Agreement shall not establish any relationship of partnership, joint venture, employment, franchise, or agency between Developer and ALLTEL. Neither Developer nor ALLTEL shall have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

               11.2 Export Control Compliance. ALLTEL agrees that it will not export or re-export a BREW Application, or any portion of thereof, in any form in violation of the laws and regulations of the United States or any other jurisdiction or country without the appropriate United States and foreign government export or import licenses or other official authorization.

               11.3 Assignment. Neither Party shall assign this Agreement in whole or in part without the prior written consent of the other party. However, both Parties shall have the right to assign this Agreement to an affiliate or subsidiary. This Agreement will bind and inure to the benefit of the respective successors and permitted assigns of Developer or ALLTEL.

               11.4 Entire Agreement and Amendment. This Agreement completely and exclusively states the agreement between Developer and ALLTEL regarding its subject matter. Excluding the previously executed non-disclosure agreement between the parties, this Agreement supersedes and governs all prior or contemporaneous understandings, representations, agreements, or other communications between Developer and ALLTEL, oral or written, regarding such subject matter.

               11.5 Severability. If any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under law, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such unenforceable provision or provisions had never been contained herein, provided that the removal of such offending term or provision does not materially alter the burdens or benefits of either of the parties under this Agreement or any Exhibit.

               11.6 Third Party Beneficiaries. The provisions of this Agreement are for the benefit of the parties and not for any other person. Should any third party institute proceedings, this Agreement shall not provide any such person with any remedy, claim, liability, reimbursement, cause of action, or other right.

               11.7 Governing Law; Forum Selection; Consent of Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without regard to its conflicts of law principles. All judicial proceedings to be brought with respect to the Agreement or any other dispute between the parties hereto shall be brought in any state or federal court located in Little Rock, Arkansas (the "Court") and by execution and delivery of this Agreement, the parties hereto each accepts generally and unconditionally the exclusive jurisdiction of the Court and irrevocably waives any objection (including, without limitation, any objection of the laying of venue based on the grounds of forum non-conveniens) which either of them may now have or hereafter have to the bringing of any such action or proceeding with respect to this Agreement or any other dispute in the Court.

               11.8 Executed in Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same document.

               11.9 Construction. The headings and numbering of sections in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or affect the scope, meaning or interpretation of this Agreement or the particular section to which they relate. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party because that party drafted or caused its legal representative to draft any of its provisions.

               11.10 Waivers. No waiver of any provisions of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of the party against whom such waiver or consent is claimed. No course of dealing or failure of any party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition. Waiver by either party of any default by the other party shall not be deemed a waiver of any other default. No course of dealing shall be deemed to amend the Agreement in the absence of any writing signed by duly authorized representatives of each party.

               11.11 Remedies Cumulative. Unless otherwise provided for under this Agreement, all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured party may be entitled by law or equity in case of any breach or threatened breach by the other party of any provision in this Agreement. Use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing any provision of this Agreement.

               11.12 Press Releases. The parties shall consult with each other in preparing any press release, public announcement, news media response or other form of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the news media or the public (a "Press Release"). Neither party shall issue or cause the publication of any such Press Release without the prior written consent of the other party; except that nothing herein will prohibit either party from issuing or causing publication of any such Press Release to the extent that such action is required by applicable law or the rules of any national stock exchange applicable to such party or its Affiliates, in which case the party wishing to make such disclosure will, if practicable under the circumstances, notify the other party of the proposed time of issuance of such Press Release and consult with and allow the other party reasonable time to comment on such Press Release in advance of its issuance.

               11.13 Support. At no additional charge to ALLTEL, Developer will provide ALLTEL and End-Users support for general questions and issues via e-mail and via phone seven (7) days per week at least 7 AM Central Time to 7 PM Central Time. Developer must also provide Frequently Asked Questions (FAQ) to ALLTEL when submitting a BREW Application for consideration. Upon the launch of networked and/or multiplayer BREW Applications, the Parties agree to the Service Level Agreement in Exhibit A of this Agreement.

               11.14 Taxes. All charges and fees to be paid under this Agreement are exclusive of any applicable sales, use, value added, excise, services or other tax which may be assessed currently or in the future on BREW Applications provided under this Agreement. All taxes of any nature that are attributable to payments due to Developer under this Agreement except taxes imposed on the net income of any other third party, including without limitation ALLTEL, shall be borne by Developer. If a sales, use, value added, excise, goods and/or services tax is assessed on BREW Applications provided to Developer under this Agreement. Developer will pay directly, reimburse or indemnify ALLTEL for such taxes, as well as any applicable interest and penalties. The parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances and shall provide and make available to each other any withholding certificates, information regarding the location of use of the BREW Applications and any other exemption certificates or information reasonably requested by either party.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date by their duly authorized representatives.

ALLTEL COMMUNICATIONS, INC.               DWANGO NORTH AMERICA, INC.


By:      /s/ Roger R. Woziwodzki          By:      /s/ Rick J. Hennessey
       -------------------------------           -------------------------------
Name:    Roger R. Woziwodzki              Name:    Rick J. Hennessey
       -------------------------------           -------------------------------
Title:   Director - Wireless Data         Title:   President
         Products                                -------------------------------
       -------------------------------    Date:    12-16-03
Date:    12/19/03                                -------------------------------
       -------------------------------

Exhibit A. SERVICE LEVEL AGREEMENT (SLA)

Purpose:
ALLTEL and Developer agree to the identified levels of service to be provided and to inform operations personnel who will need specific information to support the BREW Applications.

Support and Uptime:
Developer shall use commercially reasonable efforts to maintain all of its necessary hardware, software, bandwidth, and other facilities and equipment to provide the BREW Application in accordance with the Agreement. Developer shall also provide ALLTEL with access to technical support 24 hours a day 365 days per year for Major Incident Management. The service shall be available 99.99% of the year. The calculation of availability excludes scheduled downtimes.

Major Incident Management:
ALLTEL agrees to host first level support for customers who are experiencing difficulty with the BREW Application, unless submitted via e-mail directly to Developer. ACI IT User Support will report problems with Developer's service to the Developer's NOC.

The following outlines major incident prioritization:

--------------------------------------------------------------------------------
Priority                                          Initial       Target    Status
 Level     Error Type         Description         Response    Resolution Reports
--------------------------------------------------------------------------------
   1      Fatal Error  . There is a service      30 minutes    2 hours   Hourly
                         outage
                       . There is a reoccurring
                         outage of the service
                       . Complete loss of
                         Developers BREW
                         Applications
                       . Unable to provision
                         customer
--------------------------------------------------------------------------------
   2        Severe     . Applications are        30 minutes    4 hours   Hourly
            Impact       jumbled, outdated,
                         repeated, and
                         ineffective to all
                         users of the system
                       . Service is
                         inconsistent
                       . Major failure of an
                         important product
                         feature, including but
                         not limited to:
                       ___________________
                       ___________________
                       ___________________
                       ___________________
                       . Performance results
                         are materially
                         different from those
                         outlined in the
                         agreement
--------------------------------------------------------------------------------
   3       Degraded    . Feeds are jumbled,      30 minutes    8 hours   Every 2
           Operation     outdated, repeated,                              hours
                         and ineffective to an
                         isolated number of
                         users of the system
                       . Operational impact on
                         support or
                         administrative tools,
                         non-customer facing
--------------------------------------------------------------------------------

The first update for every type of incident Developer should provide the following information:
..  Current status of repair
..  Estimated time of repair
..  Complete description of service impact
If resolved:
..  How was the issue fixed?
..  Is this the first time the issue has occurred?

Developer will maintain a log of all issues that occur during the Term of service and make the log available to ALLTEL upon ALLTEL's request

Service Expectation:

In the event that a Fatal or Severe Error is not resolved in accordance with the corresponding Target Resolution Time above, Developer will reimburse ALLTEL $5,000 for each twenty-four (24) hour period in excess of the Target Resolution, until said error is resolved to ALLTEL's satisfaction.

Developer must alert ALLTEL in writing of any maintenance or potential interruptions in service with a minimum of forty-eight (48) hours notice.

Developer Escalation:

[Developer to add information]

ALLTEL Escalation:

Internal ALLTEL sources and Developer will notify the ACI IT User Support Group at 501-905-8569, option 2 for outages. If long waits are experienced when dialing 501-905-8569, a back up number 501-905-2887 may be dialed during business hours. The ACI IT User Support group will notify internal personnel by Internal e-mail and urgent voice mail of outages via a distribution list. When the outage is cleared a second message will notify ALLTEL personnel the problem has been corrected.

-------------------------------------------------------------------------------------------------
   Group                    Function                    Hours of Operation CST       Phone Number
-------------------------------------------------------------------------------------------------
ACI IT User    The ACI IT User Support Group will   Hours are 7:00 am - 10:00 pm  501-905-8569
Support Group  act as the central point of contact  Mon-Fri                       option 2
               for problems.                        7:30 am - 5:30 pm Sat         or
               The ACI IT User Support group will   12:00 pm - 5:00 pm Sun.       501-905-2887
               notify users about outages via the   All times are CST.            (business hours
               Web-Unwired and Internet             After hours on call.          only)
               distribution lists.
-------------------------------------------------------------------------------------------------

                    ALLTEL CONTACTS (For Developer Use Only)

----------------------------------------------------------------------------
                                 ALLTEL Phone Numbers
all Types    ALLTEL Department          to Use          Hours of Operation
----------------------------------------------------------------------------
Customer     Refer to Customer  1-800-ALLTEL-1          7 x 24
Issues       Care
----------------------------------------------------------------------------

----------------------------------------------------------------------------
                                                        Hours are 7:00 am
                                                        - 10:00 pm Mon-Fri
                                501-905-8569 option 2   7:30 am - 5:30 pm
                                or                      Sat
Operational  ACI IT user        501-905-2887 (business  12:00 pm - 5:00 pm
Issues       support group      hours only)             Sun.
                                                        All times are CST.
                                                        After hours on call.
----------------------------------------------------------------------------